Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-1

(Form type)

Cloudastructure, Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Security (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees previously paid	Equity	Class A common stock, par value $0.0001 per share, issuable upon conversion of Series 2 Convertible Preferred Stock, par value $0.0001 per share	Rule 457(c)	8,000,000	$4.50	$36,000,000.00	$0.00015310	$5,511.60
	Total Offering Amount					$36,000,000.00		$5,511.60
	Total Fees Previously Paid							$5,511.60
	Total Fee Offsets							—
	Net Fee Due							—

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, an indeterminate number of additional securities are registered hereunder that may be issued to prevent dilution in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment.
(2)	The number of shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), being registered represents a good faith estimate of the maximum number of shares that may be issuable upon conversion of the outstanding Series 2 Convertible Preferred Stock, par value $0.0001 per share (the “Series 2 Preferred”), rounded up to the nearest whole share. No additional consideration will be received by Cloudastructure, Inc. (the “Company”) in connection with conversion of the outstanding Series 2 Preferred.
(3)	Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per security and the maximum aggregate offering price are based on the average of the high ($4.66) and low ($4.34) sale price of a common share as reported on Nasdaq on April 16, 2025, which date is within five business days prior to filing this registration statement.